SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2006 (January 5, 2006)

Toys “R” Us, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way

Wayne, New Jersey 07470

(Address of principal executive offices)

Registrant’s telephone number, including area of service (973) 617-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05.  Costs Associated with Exit or Disposal Activities.

On January 5, 2006, the Executive Committee of the Board of Directors of Toys “R” Us, Inc. (the “Company”) approved the closing of 87 Toys “R” Us stores in the United States. The majority of the stores are expected to close in the Spring of 2006. Twelve of these stores will be converted into Babies “R” Us stores, resulting in the permanent closure of 75 stores. The determination to take this action resulted from a comprehensive review and evaluation of the Company’s U.S. stores over the past several months. The Company has retained Gordon Brothers Retail Partners, LLC to assist it in connection with the orderly sale of the inventory in these stores. The disposition of the real estate of the 75 stores to be permanently closed will be handled by Vornado Realty Trust, one of the indirect equity owners of the Company.

The Company estimates that it will record pre-tax restructuring and other costs and charges of approximately $155 million relating to the closing and conversion of these stores. An estimated $99 million of these costs and charges will be taken in the fourth quarter of fiscal year 2005 and the remaining estimated $56 million of these costs and charges will be taken in the first quarter of fiscal year 2006. The total costs and charges include an estimated $45 million of inventory markdowns and liquidator fees that will be recorded in cost of sales and an estimated $47 million of depreciation that will be accelerated through the closing periods of the stores. The remaining estimated $63 million of costs and charges will be included in restructuring and other charges in the statement of income, and are expected to consist of an estimated $22 million relating to asset impairments, an estimated $29 million relating to lease commitments, an estimated $10 million relating to severance and an estimated $2 million relating to other costs and charges. In addition, an estimated $43 million of these amounts is expected to require net cash expenditures, $34 million of which will be expended in fiscal year 2006, with the remaining $9 million to be expended through fiscal year 2018.

Of the 75 Toys “R” Us stores being permanently closed, 40 of these stores are subject to operating leases. The estimated $29 million charge relating to the lease commitments referred to above is attributable to 21 of these stores.

The amounts of these costs and charges are preliminary and remain subject to change, pending, among other factors, the outcome of negotiations with landlords and other third parties.

As a result of the store closings, the Company believes that approximately 3,000 employee positions will be eliminated.

Following the completion of the store closings, the Company will, directly or indirectly, own, operate or lease 587 Toys “R” Us stores and 230 Babies “R” Us stores in the United States.

ITEM 2.06.  Material Impairments.

The information set forth in Item 2.05 is incorporated by reference into this Item 2.06.

ITEM 7.01.  Regulation FD Disclosure.

The information set forth in Item 2.05 is incorporated by reference into this Item 7.01.

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This Current Report on Form 8-K contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, the timing of store closures and conversions, the estimated number of terminated employee positions, and the amounts and timing of the restructuring and other costs and charges. These statements are subject to risks, uncertainties, and other factors, including, among others, risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and Exchange Commission (which reports and documents should be read in conjunction with this Current Report on Form 8-K). We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

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Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYS “R” US, INC.
(Registrant)

Date: January 9, 2006	By:	/S/ RAYMOND L. ARTHUR
		Name:	Raymond L. Arthur
		Title:	Executive Vice President – Chief Financial Officer

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